Exhibit 99.1

Voyager Learning Company Board Adopts
Recommendations of Special Litigation Committee

DALLAS, January 18, 2008 -- Voyager Learning Company (Pink Sheets: VLCY.PK), a publisher of education materials and provider of education solutions in the K-12 market, announced today that the Board of Directors met and adopted the recommendations of its special litigation committee. The special litigation committee of the Board was created to investigate the allegations raised in the derivative shareholder suits and demand letter received by the Company. The Special Litigation Committee retained independent counsel, Sidley Austin, LLC, to assist their investigation. Upon completion of its investigation, the special litigation committee recommended that no further action be taken against any of the current or former directors or officers and that the Company should seek termination of the derivative actions. The Board intends to follow these recommendations.

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About Voyager Learning Company
Voyager Learning Company (OTC: VLCY.PK) is based in Dallas, Texas, and is a publisher of education materials and provider of education solutions serving the K-12 market. Through its product lines, which include Voyager Expanded Learning, ExploreLearning and Learning A-Z, the Company is a leading provider of K-12 curriculum products, in-school core reading programs, reading and math intervention programs, and professional development programs for school districts throughout the United States.

Forward-Looking Statements
Some of the statements contained herein constitute forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause results to differ from any expectations expressed or implied by such forward-looking statements. These risks and other factors you should specifically consider include, the Board's ability to terminate or otherwise resolve the derivative litigation, especially in light of the pendency of the securities class actions, the SEC investigation, the previously announced strategic process, and the uncertainty of economic conditions in general, financial market performance, and other risks listed under "Risk Factors" in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "projects," "intends," "prospects," "priorities," or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The Company undertakes no obligation to update any of these statements.

SOURCE: Voyager Learning Company

Media and Investor Contact:

Shannan Overbeck
Voyager Learning Company
(888) 399-1995 ext. 9476
soverbeck@voyagerlearning.com